EXHIBIT 99

DATE:	May 25, 2004

SUBJECT:	Baldor Electric Company announces
Technological and Sales Agreement with
Tech.Full Industry Company, Ltd. of China

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced that it has entered into a technological and sales agreement with Tech.Full Industry Company, Ltd., a manufacturer of induction linear motors located in Harbin, China. Baldor will assist Tech.Full with design technology, manufacturing technology, and the creation of a nationwide sales network in China for linear motors. The venture will be named Baldor-Tech.Full Electric (Harbin) Company, Ltd. Baldor will be a minority shareholder in the company.

“China has one of the fastest growing economies in the world. The growth occurring in China offers good opportunities for us to expand exports to China of Baldor products,” according to John McFarland, Baldor’s President and CEO. “We will assist Baldor-Tech.Full in the manufacture of linear motors for sale in China. This cooperation will allow us to build a more complete distribution system in China for our motor and drive products made in the United States.”

Baldor Electric Company manufactures industrial motors, drives, and generators at 15 U.S.A. locations and one plant in England. Its products are exported to approximately 65 countries around the world. International sales at Baldor are expected to rise by 20%, to approximately $100 million in 2004.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary